Exhibit 23.1

Tama, Budaj & Raab P.C. Certified Public Accountants
Phone (248) 626-3800
32783 Middlebelt Rd
Farmington Hills, MI 48334
www.tbrcpa.com

December 12, 2019

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

Tama, Budaj & Raab, P.C. hereby consents to the use in the Form 10-K for the year ended September 29, 2019, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 12, 2019, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the years ended September 29, 2019 and September 30, 2018.

Sincerely,

/s/ Tama, Budaj & Raab, PC

Tama, Budaj & Raab, PC

Farmington Hills, Michigan